                                                                     Exhibit 8.1




                               November 19, 1999

Hollywood Casino Shreveport
Shreveport Capital Corporation
Two Galleria Tower, Suite 2200
13455 Noel Road
Dallas, Texas 75240

          Re: Offer to Exchange All Outstanding Original 13% First Mortgage Notes due 2006 with Contingent Interest for Registered 13% First Mortgage Notes due 2006 with Contingent Interest

Ladies and Gentlemen:

          We have acted as counsel to Hollywood Casino Shreveport, a Louisiana partnership ("Hollywood"), Shreveport Capital Corporation, a Louisiana corporation (together with Hollywood, the "Issuers"), HWCC-Louisiana, Inc., a Louisiana corporation ("HWCC"), HCS I, Inc., a Louisiana corporation ("HCS I") and, HCS II, Inc., a Louisiana corporation (together with HWCC and HCS I, the "Guarantors"), in connection with (i) the issuance and sale by the Issuers of $150,000,000 aggregate principal amount of its Original 13% First Mortgage Notes due 2006 with Contingent Interest (the "Old Notes") and the accompanying guarantees of the Guarantors, each issued pursuant to an Indenture, dated as of August 10, 1999, among the Issuers, the Guarantors and State Street Bank and Trust Company, as Trustee and (ii) the preparation and filing with the Securities and Exchange Commission of the Issuer's Registration Statement on Form S-4, Registration No. 333-88679 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended, pursuant to the offer by the Issuers to exchange the Old Notes for Registered 13% First Mortgage Notes due 2006 with Contingent Interest.

          In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the prospectus which is a part thereof (the "Prospectus"), and such corporate records, agreements, documents and other instruments (the aforementioned documents together, the "Documents"), and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents,

Hollywood Casino Shreveport
Shreveport Capital Corporation
November 19, 1999


the genuineness of all signatures, and the correctness of all representations made therein. (The terms of the Documents are incorporated herein by reference.) We have further assumed that the final executed Documents will be substantially the same as those which we have reviewed and that there are no agreements or understandings between or among the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents.

          Based on the foregoing, subject to the next succeeding paragraph, and assuming full compliance with all the terms of the Documents, it is our opinion that the discussion included in the Prospectus under the caption "United States Federal Income Tax Consequences," insofar as it constitutes statements of law or legal conclusions and except to the extent qualified therein, is accurate in all material respects.

          The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically covered by the foregoing opinion.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ WEIL, GOTSHAL & MANGES LLP

                                       2